PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Third Quarter 2017 Results
CHARLOTTE, NC, November 1, 2017 — Brighthouse Financial, Inc. ("Brighthouse Financial") (Nasdaq: BHF) announced today its financial results for the third quarter ended September 30, 2017. The results are the first quarterly earnings reported by Brighthouse Financial following its separation from MetLife, Inc. (NYSE: MET), which was completed on August 4, 2017. Shares of Brighthouse Financial began trading on the Nasdaq Stock Market under the symbol “BHF” on August 7, 2017.
Third Quarter Results
The company reported a third quarter 2017 net loss of $943 million, or $7.87 on a per share basis, compared to a net loss of $158 million in the third quarter of 2016. The net loss in the quarter includes a $1,073 million non-cash tax expense triggered prior to separation, recognized by the company's former parent with no impact to the stockholders' equity ("book value") of Brighthouse Financial. The company ended the third quarter 2017 with a book value of $13.8 billion, or $114.93 on a per share basis, and a book value, excluding accumulated other comprehensive income ("AOCI")*, of $12.5 billion, or $104.01 on a per share basis.

For the third quarter of 2017, the company reported an operating loss* of $676 million, or $5.64 on a per share basis. Excluding the above mentioned non-cash tax expense, operating earnings* for the quarter would have been $397 million, or $3.31 on a per share basis. The quarterly operating results also reflected $103 million of net favorable other notable items, or $0.86 per share, including:

•	$134 million net favorable impact primarily from the annual actuarial review completed in the third quarter. As a result of the review, the company took several actions, including:

◦	Reduced variable annuity ("VA") lapse floor assumptions for all living benefit guarantee products;

◦	Updated VA withdrawal assumptions for guaranteed minimum withdrawal benefits for life; and

◦	Aligned certain GAAP and statutory modeling assumptions.

•	$31 million in establishment costs, primarily related to technology and branding expenses associated with the separation.
Annuity sales increased 8 percent on a quarter-over-quarter and sequential basis, primarily driven by sales of Shield annuities, which increased 67 percent quarter-over-quarter and 15 percent sequentially.
Assets above CTE95 were $2.3 billion, unchanged from the second quarter of 2017.
“We are pleased with the performance of our hedging program and our sales momentum during our first reporting period as a standalone company,” commented Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. “As we execute on our strategy, we believe that our focused product offerings, strong balance sheet, and growing brand awareness position us favorably to capitalize on growth opportunities in the market.”

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Key Information (Unaudited, dollars in millions except share and per share amounts)

	For the Three Months Ended and As of September 30,
	2017		2016
	Total	Per share	Total	Per share
Net income (loss)	$(943)	$(7.87)	$(158)	N/A
Operating earnings (loss)	$(676)	$(5.64)	$329	N/A
Book value	$13,766	$114.93	$18,170	N/A
Book value, excluding AOCI	$12,458	$104.01	$15,731	N/A
Common shares outstanding	119,773,106	—	N/A	N/A
Weighted average common shares outstanding - basic	119,773,106	—	N/A	N/A
Weighted average common shares outstanding - diluted	119,773,106	—	N/A	N/A

* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below as well as in the tables that accompany this news release and/or the Third Quarter 2017 Brighthouse Financial, Inc. Financial Supplement (which is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com).

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
Operating earnings (loss)	September 30, 2017	June 30, 2017	September 30, 2016
Annuities	$355	$226	$247
Life	$6	$12	$25
Run-off	$83	$52	$27
Corporate & Other	$(1,120)	$34	$30
Sales (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Annuities (1)	$1,074	$995	$995
Life	$5	$11	$28
(1) Annuities sales in the third quarter of 2017 include $69 million in sales of a fixed index annuity distributed exclusively by MassMutual, representing 90 percent of gross sales assumed via reinsurance agreement.

Annuities
Operating earnings in the Annuities segment were $355 million in the current quarter, compared to $247 million in the third quarter of 2016 and $226 million in the second quarter of 2017.
The current quarter includes $142 million of favorable notable items (described above), while the second quarter of 2017 included $25 million of favorable notable items related to reinsurance recaptures. On a quarter-over-quarter basis, operating earnings reflect lower derivative net investment income and higher expenses, partially offset by favorable taxes. On a sequential basis, operating earnings reflect lower amortization of deferred acquisition costs ("DAC") and favorable taxes.
As mentioned above, overall annuity sales increased 8 percent on a quarter-over-quarter and sequential basis, primarily driven by strong sales of Shield annuities, which increased 67 percent quarter-over-quarter and 15 percent sequentially.
Life
Operating earnings in the Life segment were $6 million in the current quarter, compared to operating earnings of $25 million in the third quarter of 2016 and $12 million in the second quarter of 2017.
The current quarter includes $17 million of unfavorable notable items (described above), compared to $12 million in favorable notable items in the second quarter of 2017. On a sequential basis, operating earnings reflect favorable underwriting and favorable taxes.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Life insurance sales were down, consistent with the company's strategy of migrating to simpler life insurance solutions and away from products such as participating whole life. As previously disclosed, Brighthouse Financial is in the process of revamping this business.
Run-off
Operating earnings in the Run-off segment were $83 million in the current quarter, compared to operating earnings of $27 million in the third quarter of 2016 and operating earnings of $52 million in the second quarter of 2017.
The current quarter contains $9 million of favorable notable items (described above), compared to $21 million in unfavorable notable items in the third quarter of 2016 and $5 million in favorable notable items in the second quarter of 2017. Operating earnings in the current quarter reflect favorable underwriting and taxes on a quarter-over-quarter and sequential basis.
Corporate & Other
Corporate & Other had an operating loss of $1,120 million in the current quarter, compared to operating earnings of $30 million in the third quarter of 2016 and operating earnings of $34 million in the second quarter of 2017. Results in the quarter included $1,104 million in unfavorable notable items (described above) and reflect lower net investment income on a quarter-over-quarter and sequential basis. Results in the second quarter of 2017 included favorable taxes.

Net investment income
Net investment income decreased 12 percent quarter-over-quarter to $761 million, primarily from lower alternative investment income and lower prepayments as well as a smaller securities lending portfolio. Net investment income decreased by less than one percent sequentially.
The net investment income yield was approximately 4.3 percent during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	September 30, 2017	June 30, 2017	September 30, 2016
Variable annuity assets above CTE95 (1)	$2.3	$ 2.3 (2)	N/A
Statutory combined total adjusted capital (3) (4)	$6.6	$6.4	$9.1
(1) CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 5% of 1,000 capital market scenarios over the life of the contracts.

(2) Pro forma for transactions associated with the separation from MetLife, Inc.
(3) Represents combined results for Brighthouse Life Insurance Company, Brighthouse Life Insurance Company of NY and New England Life Insurance Company.
(4) Reflects preliminary statutory results for the three months ended September 30, 2017.

Holding company liquid assets were approximately $775 million at September 30, 2017. Subsequent to September 30, 2017, the company contributed $200 million of cash to Brighthouse Life Insurance Company, resulting in a corresponding decrease to liquid assets at the holding company, to approximately $575 million.

Statutory total adjusted capital on a preliminary basis improved to $6.6 billion, reflecting the capital contribution made subsequent to September 30, 2017.

Assets above CTE95 were $2.3 billion, unchanged from the second quarter of 2017.

Earnings Conference Call
Brighthouse Financial plans to hold a conference call and audio webcast to discuss its financial results for the third quarter of 2017 at 12:00 p.m. Eastern Time on Thursday, November 2, 2017.
To listen to the audio webcast via the internet, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 from within the U.S. or +1 (209) 905-5952 from outside the U.S.
A replay of the conference call will be made available until Friday, November 10, 2017 on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Non-GAAP and Other Financial Disclosures
In this news release, we present certain measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"). We believe that these non-GAAP financial measures enhance the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of our business.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Comparable GAAP financial measures:
book value, excluding AOCI / stockholders' equity, excluding AOCI	book value / stockholders' equity
operating earnings (loss)	net income (loss)
operating revenues	revenues
operating expenses	expenses
operating return on equity	return on equity
operating earnings (loss) per share	earnings per share
Reconciliations of these measures to the most directly comparable historical GAAP measures are included below in this news release.
Our definitions of the non-GAAP and other financial measures discussed in this news release may differ from those used by other companies. For example, as indicated below, we exclude guaranteed minimum income benefit ("GMIB") revenues and related embedded derivatives gains (losses) as well as GMIB benefits and associated deferred acquisition costs ("DAC") and value of business acquired ("VOBA") offsets from operating earnings (loss), thereby excluding substantially all guaranteed minimum living benefit ("GMLB") activity from operating earnings (loss).
Operating Earnings (Loss), Operating Revenues and Operating Expenses
Operating earnings (loss) is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and businesses. Non-core businesses include discontinued operations and other businesses that have been or will be sold or exited by us, referred to as divested businesses, and certain entities required to be consolidated under GAAP.
Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate operating revenues and operating expenses, respectively. Operating earnings (loss), as presented in this news release, reflects operating revenues less operating expenses, both net of income tax.
The following are excluded from total revenues in calculating the operating revenues component of operating earnings (loss):

•	Net investment gains (losses);

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

•
Net derivative gains (losses) except: (i) earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"), and (ii) earned income on derivatives that are hedges of policyholder account balances, but do not qualify for hedge accounting treatment ("PAB Adjustments");

•	Amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”);

•	Certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Revenues from divested businesses.
The following are excluded from total expenses in calculating the operating expenses component of operating earnings (loss):

•	Amounts associated with benefits and hedging costs related to GMIBs (“GMIB Costs”);

•
Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•	Amortization of DAC and VOBA related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments;

•	Recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance;

•	Expenses of divested businesses;

•	Amounts related to securitization entities that are VIEs consolidated under GAAP;

•	Goodwill impairment; and

•	Costs related to: (i) implementation of new insurance regulatory requirements and (ii) acquisition and integration costs.
The tax impact of the adjustments mentioned is calculated net of the U.S. statutory tax rate, which could differ from our effective tax rate.
Consistent with GAAP guidance for segment reporting, operating earnings (loss) is also our GAAP measure of segment performance.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Operating Return On Equity and Operating Earnings (Loss) Per Share
Operating return on equity and operating earnings (loss) per share are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders’ interests.
Operating return on equity is defined as total annual operating earnings (loss) on a four quarter trailing basis divided by the simple average of the most recent five quarters of total stockholders’ equity, excluding AOCI.
Operating earnings (loss) per share is defined as total annual operating earnings (loss) on a four quarter trailing basis divided by the weighted average number of fully diluted shares of common stock outstanding for the period.
Book Value per Common Share
We use the term "book value" to refer to "stockholders' equity." Book value per common share is defined as ending stockholders' equity, including AOCI, divided by weighted average common shares outstanding - diluted. Book value per common share, excluding AOCI, is defined as ending stockholders' equity, excluding AOCI, divided by weighted average common shares outstanding - diluted.
We provide these measures to enable investors to analyze the amount of the company's net worth that is primarily attributable to the company's business operations. We believe they are useful to investors because they eliminate the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.
Sales
Statistical sales information for Life sales are calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, excluding company-sponsored internal exchanges and the fixed index annuity distributed by MassMutual (discussed above). These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.
Other Financial Disclosures

•	Net income (loss)/operating earnings (loss) per common share is defined as net income (loss) or operating earnings (loss), divided by weighted average common shares outstanding - diluted.

•
Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly-traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

•
Notable items reflect the impact of events that affected our results but that were unknown. Notable items also include certain items anticipated to help investors have a better understanding of our results and to evaluate and forecast those results, such as establishment costs.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Forward-Looking Statements
This news release may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “will,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, statements regarding the separation from MetLife, including the expected benefits thereof, the recapitalization actions, including expected benefits thereof, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse, its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: the impact of the separation on our business and profitability due to MetLife’s strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; whether the operational, strategic and other benefits of the separation can be achieved, and our ability to implement our business strategy; our degree of leverage following the separation due to indebtedness incurred in connection with the separation; differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased counterparty risk due to guarantees within certain of our products; the effectiveness of our proposed exposure management strategy, and the timing of its implementation and the impact of such strategy on net income volatility and negative effects on our statutory capital; the additional reserves we will be required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of regulatory, legislative or tax changes on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; changes in accounting standards, practices and/or policies applicable to us; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; tax consequences of the distribution, including whether the distribution will qualify for non-recognition treatment for U.S. federal income tax purposes and potential indemnification to MetLife if the distribution does not so qualify; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the “SEC”).

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in the Preliminary Information Statement of Brighthouse Financial, Inc., subject to completion, dated June 30, 2017 included as Exhibit 99.1 to Amendment No. 5 to Brighthouse Financial, Inc.’s Registration Statement on Form 10, filed with the SEC on June 30, 2017 and in Brighthouse Financial, Inc.’s subsequent reports on Form 10-K and Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Note Regarding Forward-Looking Statements”, and in Brighthouse Financial, Inc.’s subsequent reports on Form 8-K. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law. Please consult any further disclosures Brighthouse Financial, Inc. makes on related subjects in reports to the SEC.

About Brighthouse Financial, Inc.
Brighthouse Financial, Inc. (Nasdaq: BHF) is a major provider of annuities and life insurance in the U.S. Established by MetLife, our mission is to help people achieve financial security by offering essential annuity and life insurance solutions designed to protect what they have earned and help ensure it lasts. Learn more at www.brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Tim Miller (980) 949-3121 tim.w.miller@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Interim Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	September 30, 2017	June 30, 2017	September 30, 2016
Premiums	$236	$218	$347
Universal life and investment-type product policy fees	1,025	957	976
Net investment income	761	766	869
Other revenues	93	162	49
Revenues before NIGL and NDGL	2,115	2,103	2,241
Net investment gains (losses)	21	—	26
Net derivative gains (losses)	(164)	(78)	(501)
Total revenues	$1,972	$2,025	$1,766

Expenses
Interest credited	$279	$284	$290
Policyholder benefits and claims	1,083	785	1,058
Amortization of DAC and VOBA	123	21	(10)
Interest expense	34	37	45
Other expenses (1)	577	577	635
Total expenses	$2,096	$1,704	$2,018
Income (loss) before provision for income tax	(124)	321	(252)
Provision for income tax expense (benefit)	819	75	(94)

Net income (loss)	$(943)	$246	$(158)

(1) The period ended September 30, 2016 includes a non-cash charge for the goodwill write down of $161 million in our Run-off segment.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Interim Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	September 30, 2017	June 30, 2017	September 30, 2016
Investments:
Fixed maturity securities available-for-sale	$63,565	$63,507	$75,842
Equity securities available-for-sale	265	278	365
Mortgage loans, net	10,431	10,263	8,567
Policy loans	1,522	1,513	1,518
Real estate and real estate joint ventures	407	302	210
Other limited partnership interests	1,654	1,623	1,704
Short-term investments	1,149	1,286	3,670
Other invested assets	2,666	3,037	7,686
Total investments	81,659	81,809	99,562
Cash and cash equivalents	1,698	4,443	2,825
Accrued investment income	641	608	692
Reinsurance recoverables	12,727	12,732	14,469
Premiums and other receivables	864	683	599
DAC and VOBA	6,414	6,464	6,589
Current income tax recoverable	1,772	1,423	329
Other assets	647	600	646
Separate account assets	116,857	115,566	115,218
Total assets	$223,279	$224,328	$240,929

LIABILITIES, STOCKHOLDERS' EQUITY AND NONCONTROLLING INTERESTS
Liabilities
Future policy benefits	$36,035	$34,352	$35,863
Policyholder account balances	37,298	37,296	40,304
Other policy-related balances	2,964	2,985	3,092
Payables for collateral under securities loaned and other transactions	4,569	7,121	13,696
Long-term financing obligations:
Debt	3,615	3,016	814
Reserve financing	—	—	3,897
Deferred income tax liability	2,116	2,337	3,394
Other liabilities	5,994	5,190	6,481
Separate account liabilities	116,857	115,566	115,218
Total liabilities	$209,448	$207,863	$222,759
Stockholders' Equity and Noncontrolling Interests
Common stock	1	—	—
Additional paid-in capital	12,418	—	—
Retained earnings	39	—	—
Shareholder's net investment	—	14,521	15,731
Accumulated other comprehensive income (loss)	1,308	1,894	2,439
Total stockholders' equity	$13,766	$16,415	$18,170
Noncontrolling interests	65	50	—
Total stockholders' equity and noncontrolling interests	$13,831	$16,465	$18,170
Total liabilities, stockholders' equity and noncontrolling interests	$223,279	$224,328	$240,929
For periods ending prior to the separation, stockholders' equity was previously reported as shareholder's net investment.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N Community House Rd. Charlotte, NC 28277

Reconciliation of Net Income to Operating Earnings (Unaudited, dollars in millions except per share data)

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net income (loss)	$(943)	$246	$(158)
Adjustments from net income (loss) to operating earnings (loss):
Less: Net investment gains (losses)	21	—	26
Less: Net derivative gains (losses)	(164)	(78)	(501)
Less: Other adjustments to net income (1)
GMIB Fees	70	70	73
Investment hedge adjustments	(19)	(27)	(74)
Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(78)	124	128
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	(486)	(158)	(209)
Divested business	26	(26)	(24)
Other	2	(10)	(166)
Less: Provision for income tax (expense) benefit on reconciling adjustments	361	27	260
Add: Net income (loss) attributable to noncontrolling interests	—	—	—
Operating earnings (loss)	$(676)	$324	$329

Net income (loss) per common share - diluted	(7.87)	N/A	N/A
Adjustments from net income (loss) to operating earnings (loss):
Less: Net investment gains (losses)	0.18	N/A	N/A
Less: Net derivative gains (losses)	(1.37)	N/A	N/A
Less: Other adjustments to net income (1)
GMIB Fees	0.58	N/A	N/A
Investment hedge adjustments	(0.16)	N/A	N/A
Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(0.65)	N/A	N/A
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	(4.06)	N/A	N/A
Divested business	0.22	N/A	N/A
Other	0.02	N/A	N/A
Less: Provision for income tax (expense) benefit on reconciling adjustments	3.01	N/A	N/A
Add: Net income (loss) attributable to noncontrolling interests	—	N/A	N/A
Operating earnings (loss) per common share - diluted	(5.64)	N/A	N/A

(1) For further explanations of these adjustments see pages A-1 through A-9 of our Third Quarter 2017 Brighthouse Financial, Inc. Financial Supplement (which is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com).